As filed with the Securities and Exchange Commission on April 10, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
Registration Statement
under The Securities Act of 1933

ACTIONVIEW INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

NEVADA	87-0542172
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

29970 Technology Drive, Suite 203

Murrieta, California 92563

Tel: (951) 677-6735
 (Address and telephone of executive offices, including zip code.)

ACTIONVIEW INTERNATIONAL, INC.
STOCK COMPENSATION PLAN FOR EMPLOYEES
OFFICERS, DIRECTORS AND CONSULTANTS
(Full Title of Plan)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Parsons/Burnett/Bjordahl, LLP

2070 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ] (do not check if a smaller reporting company)

Smaller reporting company

[X]

DEREGISTRATIONOF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333.158522) pertaining to 6,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which was filed with the Securities and  Exchange Commission and became effective April 10, 2009.  The Registration Statement registered the 6,000,000 shares for issuance pursuant under the Actionview International, Inc. Stock Compensation Plan for Employees, Officers, Directors and Consultants (the “Plan”).  All shares issuable under the Plan were issued as of April 11, 2009.  Effective March 19, 2010, the Company terminated its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, and has terminated the offering of shares pursuant to the Registration Statement.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Murrieta, State of California, on the 19th day of April, 2010.

ActionView International, Inc. By: /s/ Gary Nerison Gary Nerison Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Gary Nerison	Chairman of the Board of Directors	April 16, 2010
Gary Nerison

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Murrieta, State of California, on April 16, 2010.

ACTIONVIEW INTERNATIONAL, INC. STOCK COMPENSATION PLAN FOR EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS

/s/ Gary Nerison

Gary Nerison, Chairman of the Board